UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

January 5, 2007

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On January 8, 2007, Extreme Networks, Inc. (the “Company”) issued a press release announcing an update on the on-going, previously-announced internal review of the Company’s historical practices for stock option grants and the accounting for option grants being conducted by a special committee of the Company’s Board of Directors (the “Special Committee”). A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

At this time, the Special Committee has not completed its work, nor has it reached its final conclusions. However, based on the Special Committee’s review to date, on January 5, 2007 the Company and the Audit Committee reached a preliminary conclusion that the appropriate measurement dates for financial accounting purposes of certain stock option grants differ from the recorded grant dates of those awards. The evaluation of the accounting impact resulting from the change in measurement dates for certain stock option grants is still ongoing. However, the Company and the Audit Committee have concluded, after consultations with management and independent advisors, that additional non-cash charges for stock-based compensation expense will be required that will be material with respect to certain fiscal periods.

The Company expects to restate certain historical financial statements to record the additional stock-based compensation expense and related tax impacts, and will also evaluate any other unrecorded adjustments previously determined to be immaterial. Accordingly, the financial statements, related notes and selected financial data and all financial press releases and similar communications issued by the Company and the related reports of the independent registered public accounting firm relating to fiscal periods 2000 through 2005 and the first, second and third quarters of 2006 should no longer be relied upon.

The Company’s management and the Audit Committee have discussed the matters disclosed under this Item 4.02(a) with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated January 8, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2007

EXTREME NETWORKS, INC.

By:	/s/ Michael J. Palu
Michael J. Palu
Vice President, Corporate Controller,
Acting Chief Financial Officer

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